Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-248954) on Form S-1 of Utz Brands, Inc. of our report dated February 23, 2021, relating to the consolidated financial statements of Truco Holdco Inc. and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Dallas, Texas
April 6, 2021